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                                                                   EXHIBIT 10.23

Letter Agreement dated October 11, 2000 between Registrant and Jeffrey T. Arnold


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                                WEBMD CORPORATION
                            3399 PEACHTREE STREET NE
                             400 THE LENOX BUILDING
                             ATLANTA, GEORGIA 30326


                                October 11, 2000


Mr. Jeffrey T. Arnold
500 Peachtree Battle Ave.
Atlanta, Georgia  30305

Dear Mr. Arnold:

                  This letter agreement (the "Agreement") sets forth our mutual agreement concerning your resignation as a director, executive officer and employee of WebMD Corporation, a Delaware corporation (the "Company").

                  1. Resignation. Your employment with the Company and its subsidiaries and affiliates will terminate in all capacities on October 11, 2000 (the "Effective Time"). This Agreement has been duly authorized by the Company's Board of Directors (the "Board"). In that regard, you hereby resign, effective as of the Effective Time, from your positions as Co-Chief Executive Officer and a director of the Company and from all other officerships, directorships and positions that you currently hold with the Company or any of its subsidiaries or affiliates.

                  2. Severance Benefits. The Company will provide you with the following severance payments and benefits:

                  (a) Severance. The Company will pay you an amount equal to $4,000,000, payable on or before October 12, 2000 by wire transfer to an account to be designated by you.

                  (b) Continuation of Insurance Coverage. The Company will continue (or provide comparable substitute coverage) your health, dental, disability and life insurance coverage, and continue to pay the employer portion of the applicable premiums, until the earlier of the 18-month anniversary of the Effective Time and the date on which you are covered under another comparable plan. You agree to promptly notify the Company in writing in the event that you obtain coverage under another such plan.

                  (c) 401(k) Plan. You will be entitled to receive your vested accrued benefits under the Company's 401(k) plan in accordance with the terms and conditions of such plan.

                  (d) No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates after the Effective Time.

                  3.       Company Stock Options. Your options (the "Options")
(i) to purchase 2,000,000 shares of the Company's common stock ("Common Stock"), as evidenced by the


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Amended and Restated Stock Option Agreement dated as of September 12, 2000 (the
"Amended Option Agreement") between the Company and you, and (ii) to purchase an additional 2,486,741 shares of Common Stock will remain subject to, and will be exercisable in accordance with, the terms and conditions thereof (including, without limitation, the Letter Agreement dated September 12, 2000 between the Company and you (the "Letter Agreement") but without regard to the Employment Agreement dated as of September 30, 1998 (the "Employment Agreement") between the Company and you). It is hereby expressly agreed that the termination of your employment will be treated as a termination without "cause" for purposes of the Options (including, without limitation, for purposes of Sections 1 and 3 of the Letter Agreement and Section 3(c)(ii) of the Amended Option Agreement), and all of your Options shall, upon the Effective Time of this Agreement, become fully vested and remain exercisable for ten years from their respective dates of grant.

                  4. Restrictive Covenants. (i) The provisions of Exhibit B to the Letter Agreement are incorporated herein by reference as if such provisions were set forth herein in full.

                  (ii) The first paragraph of Section 2 of Exhibit B to the Letter Agreement is hereby amended to add the following to the end thereof:

         "provided, further, that this provision shall not prevent or impair Arnold from engaging in raising donations for public charitable purposes for existing not-for-profit nationally recognized charitable organizations engaged in a Competitive Business so long as (i) he is not employed by, and does not become an officer, director or trustee or serve in a similar capacity of or receive compensation or other profit from such not-for-profit charitable organization and (ii) such activities do not relate to or involve such Competitive Business other than to the extent such raising of donations presents consumer-oriented health and wellness information in furtherance with the not-for-profit charitable organization's mission."

                  5. Cooperation. From and after the date hereof through the third anniversary of the Effective Time you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation brought by a third party other than the Company, involving the Company or any of its affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify relating to matters involving facts or events relating to the Company that arose during your employment with the Company and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning actual customers of the Company during your employment which may be in your possession, and that you received during your employment with the Company. The Company will, as a condition to your obligations under this Section 5, reimburse you for any reasonable out of pocket expenses incurred as a result of such cooperation, provided that such expenses have been approved in writing in advance by the Chief Executive Officer or Chief Financial Officer of the Company.


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                  6.       Return of Property. Within 10 days after the
Effective Time, you will surrender to the Company all property of the Company and its affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment; provided, however, that you will be permitted to retain the property listed on Annex A hereto. You will be given reasonable access to Company premises through October 18, 2000 to retrieve your personal property. Notwithstanding the foregoing, the Company shall have the right to retrieve any electronically stored information which is found or stored in any of the computer equipment listed on Annex A which is otherwise property owned by the Company or any of its subsidiaries or affiliates and take any action necessary to delete all such information from the computer equipment's hard-drive or other memory device.

                  7. Communications. You and the Company agree that the press release and related statement regarding your termination of employment will be in the form attached hereto as Annex B, and that no subsequent comments should be made to the media or through other public statements by either party or by any subsidiary, officer or director of the Company regarding your termination of employment that are inconsistent with such statement. From and after the Effective Time, you will refrain from taking actions or making public statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its subsidiaries and their former and current executive officers and directors. From and after the Effective Time, the Company will refrain, and will cause its executive officers and directors to refrain, from taking actions or making public statements, written or oral, which denigrate, disparage or defame your reputation. The restrictions set forth in this Section 7 will be subject to such exceptions as are required by law or in connection with a judicial proceeding.

                  8. Release. (a) General Release. In consideration of the Company's obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents (the "Company Releasees") from any and all claims, actions and causes of action (collectively, "Claims"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 8(a) will not apply to (A) the obligations of the Company under this Agreement, (B) the obligations of the Company and its subsidiaries to continue to provide director and officer indemnification pursuant to the agreement dated as of April 22, 1998 (the "Indemnification Agreement") between Endeavor Technologies Inc., a predecessor to the Company, and you, which Indemnification Agreement is hereby assumed by the Company, and Section 10 of this Agreement and (C) your right or ability to assert in good faith any facts by way of defense (or counterclaim arising from the same set of facts) against any Claim asserted against you by the Company pursuant to clause (B) of the proviso to Section 8(b). You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have


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against the Company or any of its subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.
You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 8(a) only in exchange for consideration in addition to anything of value to which you are already entitled. You acknowledge and agree that if you should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of this Section 8(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from you all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                  (b) Company Release. The Company and its subsidiaries and affiliates (the "Company Releasors") hereby release and forever discharge you, your estate and your legal representatives (the "Individual Releasees") from any and all Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates or predecessors, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 8(b) will not apply to (A) your obligations under this Agreement and the plans and agreements referred to herein and (B) any Claim which the Company has against you arising out of fraudulent conduct by you. The Company acknowledges and agrees that if it or any other Company Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against you or the Individual Releasees with respect to any cause, matter or thing which is the subject of this Section 8(b), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and you or the applicable Individual Releasee may recover from the Company Releasors all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                  9. Consulting Engagement. (i) In consideration of the payments and benefits provided to you hereunder, you agree to serve as a consultant to the Company for the period (the "Consulting Period") beginning at the Effective Time and ending on the fourth anniversary thereof. Your services hereunder during the Consulting Period will consist of such consulting and advisory services, and will be provided at such times, as may be reasonably requested (after taking into account any obligations you may have to another employer) from time to time by W. Michael Long; provided, however, that such services will not be required for more than 4 days during any one-month period; provided further, however, that you will not be required to perform such services at the request of any person other than W. Michael Long, and that such services may be performed at the location of your choice. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with the performance of such consulting and advisory services, provided that such expenses shall not be required to be incurred by you, and shall not be reimbursed, unless such expenses have been approved in writing in advance by the Chief Executive Officer or Chief Financial Officer of the Company.


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                  (ii)     You will have no authority to bind, or make any
commitments or otherwise act on behalf of, or conduct or participate in any discussions on behalf of, the Company or any of its subsidiaries or affiliates in any manner whatsoever after the Effective Time without the prior written authorization of the Board. You agree not to take any action which would cause any third party to assume that you have such authority.

                  10. Indemnification. The Company shall continue to provide, and shall cause its subsidiaries to continue to provide you with indemnification, expense advancement, exculpation of liabilities and directors and officers liability insurance, with respect to actions or inactions by you as an officer or director of the Company (or any of its subsidiaries) prior to the Effective Time to the fullest extent permitted by law.

                  11. No Set-Off or Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. Except as specifically provided in this Agreement, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

                  12.      Miscellaneous.

                  (a) Entire Agreement. This Agreement, the Amended Option Agreement (including, without limitation, Section 8 thereof), the Letter Agreement and the related Option plans and award documents and the Indemnification Agreement (collectively, the "Applicable Agreements") set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates (including, without limitation, (i) the Employment Agreement and (ii) the first sentence of Section 9 of the Amended Option Agreement). This Agreement may be amended only by a written document signed by the parties hereto.

                  (b) Governing Law. This Agreement and, notwithstanding any provision to the contrary contained therein, the other Applicable Agreements, will be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law) applicable to contracts executed and to be wholly performed within such State, and the State or Federal court sitting in New Castle County, Delaware will have exclusive jurisdiction of the Company and you for purposes of adjudicating any disputes under any Applicable Agreement. The Company and you hereby consent to personal jurisdiction and venue in the State or Federal court sitting in New Castle County, Delaware and hereby waive any claim or defense that the party lacks minimum contacts with the forum, that such State or Federal court lacks personal jurisdiction of the parties, or that such State or Federal court is an improper or inconvenient venue.

                  (c) Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.


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                  (d)      Notices. Any notices required or made pursuant to
this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

                  if to Jeffrey T. Arnold
                  500 Peachtree Battle Ave.
                  Atlanta, Georgia  30305

                  with a copy to:

                  Michael S. Katzke, Esq.
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6150

                  if to the Company:

                  Jack Dennison, Esq.
                  WebMD Corporation
                  3399 Peachtree Street NE
                  400 The Lenox Building
                  Atlanta, Georgia  30326

                  with a copy to:

                  Jeffrey P. Crandall, Esq.
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY  10022

or to such other address as either party may furnish to the other in writing in accordance with this Section 12(d). Notices of change of address will be effective only upon receipt.

                  (e) Expenses. The Company will reimburse you for any unreimbursed reasonable business expenses incurred by you prior to the Effective Time (including airfare from New York City to Atlanta, Georgia on October 12,
2000), pursuant to the Company's reimbursement policies, following your presentation of an expense report to the Company. In addition, the Company shall reimburse you for reasonable fees and expenses of your legal and tax accounting advisors incurred in connection with the negotiation and execution of this Agreement not to exceed $75,000 in the aggregate.

                  (f) Enforceability/Severability. The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or


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unenforceable for any reason, the remaining provisions or portions of this
Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (g) Successors. This Agreement shall be binding on you and the Company and your's and the Company's respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated. Your obligations under this Agreement may not be assigned. The obligations of the Company under this Agreement may not be assigned except to a successor to all or substantially all of the business or assets of the Company or by operation of law. In the event of your death, all future payments hereunder will be made to your estate or designated beneficiary.


                                      WEBMD CORPORATION


                                      By /s/ Charles A. Mele
                                         --------------------------------------
                                         Name:   Charles A. Mele
                                         Title:  Executive Vice President --
                                                      Co-General Counsel

Accepted and Agreed:

 /s/ Jeffrey T. Arnold
-------------------------
Jeffrey T. Arnold

Dated: October 11, 2000


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